abrdn ETFs 485BPOS

Exhibit 99.(a)(4)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	abrdn ETFs

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
The name and address of the registered agent of abrdn ETFs in the State of Delaware are: Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 9th day of January, 2024 A.D.

By:	/s/ James O’Connor
Trustee

Name:	James O’Connor
Type or Print